Exhibit 99.1

Actinium Pharmaceuticals Strengthens Leadership Team with Appointment of Matt David, M.D. as Chief Financial Officer

NEW YORK, October 15, 2026 /PRNewswire/ -- Actinium Pharmaceuticals, Inc. (NYSE American: ATNM) (“Actinium” or the “Company”), a pioneer in the development of targeted radiotherapies, today announced the appointment of Matt David, M.D., as Chief Financial Officer. Dr. David will lead the Company’s finance, accounting, capital markets and investor relations functions and will also serve as the Company’s principal financial officer.

Dr. David brings more than two decades of experience across biopharmaceutical operating leadership, healthcare investment banking and equity research. He joins Actinium from CorMedix Inc. (Nasdaq: CRMD), where he most recently served as Executive Vice President and Chief Business Officer. He joined CorMedix in 2020 as Executive Vice President and Chief Financial Officer. During his tenure, CorMedix received U.S. Food and Drug Administration approval of DefenCath® in 2023, launched the product commercially in 2024, and in 2025 acquired a commercial anti-infectives company, becoming a diversified, commercial-stage specialty pharmaceutical company.

Sandesh Seth, Actinium’s Chairman and CEO, said, “Matt is an exceptional addition to our leadership team. He has been a public company CFO, an interim CEO and a CBO, and he has helped guide a company from late-stage development through FDA approval, commercial launch and a transformational acquisition. Combined with his medical background and his years advising and financing biopharmaceutical companies on Wall Street, Matt brings a rare blend of scientific fluency, capital markets expertise and strategic judgment. As we advance ATNM-400, Actimab-A, Iomab-ACT and build on our leadership in radiotherapies, his experience will be invaluable in strengthening our financial operations, engaging with the financial community and helping to guide the company strategically.”

Dr. David said, “Actinium has built a differentiated targeted radiotherapy platform at a time when radiopharmaceuticals have become one of the most dynamic areas in oncology drug development. With a first-in-human study of ATNM-400 underway, a clinically validated Actimab-A program and deep expertise in actinium-225, I believe the Company has multiple significant value drivers ahead. I am excited to join the leadership team and look forward to helping position Actinium to execute on its strategy and deliver value for patients and shareholders.”

Prior to his roles at CorMedix, Dr. David served as Head of Strategy at Ovid Therapeutics Inc. (Nasdaq: OVID). Before moving into industry, he spent more than a decade in healthcare investment banking, including at BofA Merrill Lynch, Thomas Weisel Partners and Piper Jaffray, where he advised biopharmaceutical companies on financings and strategic transactions, and at Lehman Brothers as an equity research associate covering the pharmaceutical sector. Dr. David received his M.D. from NYU School of Medicine and was a surgery resident at Beth Israel Hospital. He received his undergraduate degree in Chemistry from Dartmouth College.

About Actinium Pharmaceuticals, Inc.

Actinium is a pioneer in targeted radiotherapies designed to improve outcomes for patients with cancer. The company employs a biology-driven approach to develop differentiated radiopharmaceuticals for solid tumors and hematologic malignancies. Its mission is to transform cancer treatment through innovative radioconjugates that maximize therapeutic efficacy while minimizing toxicity to healthy tissue by combining expertise in tumor biology, translational medicine, and radiochemistry. Since inception, Actinium has focused on developing innovative radiotherapies. Its pipeline reflects this strategy across three areas: (1) solid tumor therapeutics including ATNM-400 and Actimab-A with pan-tumor potential; (2) Actimab-A as a therapeutic backbone for acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS) in collaboration with the National Cancer Institute (NCI); and (3) targeted conditioning agents including Iomab-B for bone marrow transplant and Iomab-ACT for cell and gene therapy conditioning. ATNM-400 targets a novel antigen distinct from PSMA and has demonstrated preclinical activity across metastatic castration-resistant prostate cancer (mCRPC), non-small cell lung cancer (NSCLC), and breast cancer, and is being evaluated in a first-in-human Phase 1 study in mCRPC. Actimab-A has shown improved survival in relapsed/refractory AML with CLAG-M and is advancing toward a Phase 2/3 trial, with additional development ongoing through a CRADA with the NCI. Actinium is also advancing preclinical solid tumor programs and holds ~250 patents and patent applications, including intellectual property related to cyclotron-based production of Ac-225. For more information, please visit www.actiniumpharma.com.

Forward-Looking Statements

This press release may contain projections or other “forward-looking statements” within the meaning of the “safe-harbor” provisions of the private securities litigation reform act of 1995 regarding future events or the future financial performance of the Company which the Company undertakes no obligation to update. These statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with the Company’s ability to retain key personnel, the Company’s ability to obtain additional financing on acceptable terms or at all, the conduct, timing and results of the Company’s clinical trials, estimates of potential markets for drugs under development, clinical trials, actions by the FDA and other governmental agencies, regulatory clearances, responses to regulatory matters, the market demand for and acceptance of Actinium’s products and services, performance of clinical research organizations and other risks detailed from time to time in Actinium’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation its most recent annual report on form 10-K, subsequent quarterly reports on Forms 10-Q and Forms 8-K, each as amended and supplemented from time to time.

Investors: investorrelations@actiniumpharma.com